Schedule of Remuneration

for Distribution Agreement dated

January 10, 2007

Horace Mann Life Insurance Company

Horace Mann Life Insurance Company Qualified Group Annuity Separate Account

Horace Mann Investors, Inc.

Pursuant to paragraph 8 of the Distribution Agreement dated January 10, 2007, of which this schedule is made a part, Horace Mann Investors, Inc. (“HMII”) shall be compensated at the annual rate of $100,000, payable in twelve (12) equal installments by Horace Mann Life Insurance Company (“HMLIC”) to HMII for services rendered with respect to sales of variable annuity contracts.

This payment of $100,000 represents the total annual amount payable to HMII by HMLIC under the above-referenced Distribution Agreement and the Distribution Agreement dated February 4, 1983 between HMLIC, HMII, and Horace Mann Life Insurance Company Separate Account.

This Schedule of Remuneration shall be effective January 1, 2014 and replaces the Schedule of Remuneration dated January 10, 2007.

Horace Mann Life Insurance Company

By:	/s/ Matthew P. Sharpe
Matthew P. Sharpe, Executive Vice President

Horace Mann Life Insurance Company Qualified Group Annuity Separate Account

By:	/s/ Matthew P. Sharpe
Matthew P. Sharpe, Executive Vice President

Horace Mann Investors, Inc.

By:	/s/ Joseph D. Terry
Joseph D. Terry, President